Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Rimini Street, Inc.

Las Vegas, Nevada

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated November 1, 2013, relating to the consolidated financial statements of Rimini Street, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO USA, LLP San Francisco, California

February 12, 2014